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                                                                    EXHIBIT 99.2

For Immediate Release:

Contacts:
Stephen J. Schoepfer, COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com

                       JAG Media Holdings, Inc. Announces
                            Executive Reorganization


Boca Raton, FL, April 2, 2004 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today its executive reorganization. The Company has elected Thomas J. Mazzarisi, formerly Chief Financial Officer, as its new Chief Executive Officer and Chairman of the Board of Directors. Stephen J. Schoepfer, previously Executive Vice President, has been elected President and Chief Financial Officer, while remaining Chief Operating Officer of the Company.

Gary Valinoti has stepped down from his Chief Executive Officer, President and Director positions with the Company to refocus his efforts on the Company's pending lawsuit against various brokerage firms. He will serve as a consultant to O'Quinn, Laminack & Pirtle P.C., counsel to the Company in that action.

"Being freed from the demands of running a public company, Gary can now devote more time to our lawsuit where he can provide the Company's attorneys with important insights regarding the issues raised in the lawsuit," said Stephen Schoepfer, President.

"We owe a huge debt of gratitude to our good friend and colleague, Gary Valinoti, who was a founder of the Company as well as its guiding light over its years as a public company," said Mr. Mazzarisi, "but the holders of Series 2 and Series 3 Class B Common Stock of the Company will still have the benefit of his expertise and experience in connection with the Company's prosecution of its claims."

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company's website is located at www.jagnotes.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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